Exhibit 99.1

Peak International Reports

Third Quarter Financial Results

For Immediate Release

Contacts:

	John Supan	Lytham Partners, LLC
	Chief Financial Officer	Joe Diaz
	Peak International Limited, Hong Kong	Joe Dorame
	+852-3193-6000	Robert Blum
(602) 889-9700

HONG KONG – January 31, 2007 - Peak International Limited (Nasdaq: PEAK) today announced financial results for the third quarter of fiscal year 2007 ended December 31, 2006.

Revenues for the quarter were $13.6 million, a decrease of 20.7% compared to $17.2 million in the comparable quarter of the previous year. Peak recorded a net loss of $1.5 million, or $0.12 per basic and diluted share, for the quarter, compared to a net income of $0.2 million or $0.02 earnings per share on a basic and diluted basis for the same quarter of the previous year.

Revenues for the nine months ended December 31, 2006 were $48.1 million, down 2.3% compared to $49.2 million recorded for the same period of fiscal 2006. The net loss for the nine months ended December 31, 2006 was $1.7 million, or $0.14 per share on a basic and diluted basis, compared to a net loss of $3.6 million, or $0.29 per share on a basic and diluted basis, for the same period of fiscal 2006.

Results for the quarter continued to be impacted by the rationalization of inventory of two of the Company’s major customers as they progressed through the integration of their recent merger. In last year’s third quarter, prior to the merger, both of the companies were sizable customers for Peak International. Gross profit margin for the quarter was 13.5% compared to 26.2% in the same quarter last year. This decrease was mainly attributable to the reduction in revenues, which resulted in a greater proportion of fixed manufacturing overheads that was absorbed into the cost of goods sold. The gross margin for the third quarter also included a charge of approximately $0.3 million for materials that were written down to scrap value as they were no longer usable in the production process, and a charge of $0.3 million for finished goods that were either obsolete or slow-moving. For the nine month period, the gross profit margin improved to 19.3% up from 13.9% in the comparable period.

Effective April 1, 2006, Peak adopted Statement of Financial Accounting Standards SFAS No. 123R using the modified prospective method, which requires the expensing of all stock-based compensation. For the quarter and fiscal period ended December 31, 2006, the Company reported non-cash, stock-based compensation of $102,000 and $484,000, or $0.01 and $0.04 per share, respectively.

At the conclusion of the third quarter, the financial condition of the Company continued to be very strong with approximately $20 million in cash and equivalents and no long-term debt.

Dean Personne, President and CEO of Peak International Limited, commented, “On a year-to-date basis we continue to make progress in managing expenses and operating the business in a more efficient manner. We have made significant progress in streamlining logistics and warehousing operations, and we are currently highly focused on reconfiguring our sales and marketing operations to drive revenue. The decline in revenues in the past two quarters has negatively impacted our results. However, we expect to achieve significant leverage from the operating efficiencies that we have achieved on a year-to-date basis as we increase sales in the future.”

Mr. Personne continued, “We are dedicated to reinvigorating the sales process and to improving bottom-line results. In that regard, we have added a sales representative in Taiwan to develop what we believe is a market with great potential. We are also reconfiguring our sales and production efforts by product types, tasking managers with higher levels of operating responsibilities and accountability. We believe that each product group will benefit from its respective manager’s operational business development responsibility. To that end, we have commenced the implementation of new customer relationship management (CRM) software and processes that we believe will yield improved performance.”

“We are also evaluating new markets such as medical, general electronics and various consumer applications that could benefit from our advanced manufacturing and engineering capabilities. We will continue to develop other market opportunities that could represent substantial revenue growth opportunities for Peak,” concluded Mr. Personne.

Earnings Call

Peak will host a conference call to discuss the Company’s third quarter results on Thursday, February 1, 2007 at 10:00 AM EDT. To access the teleconference, please call (888) 413-9033 (domestic) or (706) 679-5076 (international). To listen to the teleconference via the Internet, go to http://www.peakinternational.com/investor.html and click on the third quarter 2007 teleconference link.

A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 6889981 for 3 days following the call, and the web cast will be archived on the company’s website, http://www.peakinternational.com/investor.html, for 30 days.

About Peak International Limited

Peak International Limited is a leading supplier of precision-engineered packaging products for storage, transportation and automated handling of semiconductor devices and other electronic components. There are approximately 1,700 people who are working for Peak directly worldwide or indirectly in its factory in Shenzhen, the PRC, which is operated pursuant to a processing agreement with an unaffiliated party. Peak operates warehouses throughout the world and offers JIT services to leading semiconductor manufacturers and assemblers.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements related to our ability to: (i) make progress in managing expenses and operating the business in a more efficient manner, (ii) reconfigure our sales and marketing efforts to increase revenues, (iii) achieve significant leverage from our operating efficiencies, (iv) improve our bottom-line results, (v) benefit from the reconfiguration of our sales, marketing and production efforts by product groups with assigned specific product group managers, (vi) improve our performance with the implementation of new customer relationship management (CRM) software and processes, (vii) achieve substantial revenue growth in new markets that could benefit from our manufacturing and engineering capabilities and (viii) minimize any impact from the completed quarter on future results. These and other forward-looking statements are not guarantees of future results and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include but are not limited to: price of raw materials, factors relating to conditions in semiconductor, disk drive and electronic industries, the amounts the Company may have to pay for workers at the PRC factory operated by a third party, difficulties related to working in the PRC, including regional government and processing partner relations, the market acceptance of its products, the introduction of new products by the Company’s competitors, any future economic downturn, and other matters that could cause actual results to differ materially from the projections made herein. Additional risks are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K filed on June 29, 2006. Statements included in this press release are based on information known to the Company as of the date of this release, and the Company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statement in this release.

Consolidated Statements of Operations

(in thousands of United States Dollars, except share and per share data)

	Three Months Ended December 31,
	2006	2005
	(Unaudited)	(Unaudited)
Net Sales	$13,621	$17,185
Cost of Goods Sold	11,785	12,690

Gross Profit	1,836	4,495

Selling and Marketing	2,040	2,605
General and Administrative	1,674	1,816
Research and Development	22	33

(Loss) Income from operations	(1,900)	41
Other (Expense) Income – net	(5)	107
Interest income	183	68

(Loss) Income Before Income Taxes	(1,722)	216
Income Tax Benefit (Expense)	196	(4)

NET (LOSS) INCOME	$(1,526)	$212

(LOSS) EARNINGS PER SHARE
– Basic	$(0.12)	$0.02
– Diluted	$(0.12)	$0.02

Weighted Average Number of Shares Outstanding
– Basic	12,420,000	12,420,000
– Diluted	12,420,000	12,421,000

Consolidated Statements of Operations

(in thousands of United States Dollars, except share and per share data)

	Nine Months Ended December 31,
	2006	2005
	(Unaudited)	(Unaudited)
Net Sales	$48,091	$49,226
Cost of Goods Sold	38,796	42,379

Gross Profit	9,295	6,847

Selling and Marketing	6,482	7,901
General and Administrative	4,969	5,213
Research and Development	86	108
Gain on Disposal of a Subsidiary	—	(2,189)

Loss from operations	(2,242)	(4,186)
Other Expense – net	(171)	(184)
Interest income	465	285

Loss Before Income Taxes	(1,948)	(4,085)
Income Tax Benefit	217	529

NET LOSS	$(1,731)	$(3,556)

LOSS PER SHARE
– Basic	$(0.14)	$(0.29)
– Diluted	$(0.14)	$(0.29)

Weighted Average Number of Shares Outstanding
– Basic	12,420,000	12,420,000
– Diluted	12,420,000	12,420,000

Consolidated Balance Sheets

(in thousands of United States Dollars)

	December 31, 2006	March 31, 2006
	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash and cash equivalents	$18,855	$17,441
Restricted Cash	1,128	2,182
Accounts receivable - net of allowance for doubtful accounts of $451 at December 31, 2006 and $128 at March 31, 2006	10,381	12,277
Inventories	12,243	12,782
Other receivables, deposits and prepayments	711	615

Total Current Assets	43,318	45,297

Property, plant and equipment – net	20,840	22,358
Land use rights	708	722
Deposits for acquisition of property, plant and equipment	33	133
Other deposit	301	301

TOTAL ASSETS	$65,200	$68,811

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable:
– Trade	$3,754	$5,601
– Property, plant and equipment	377	536
Accrued payroll and employee benefits	1,231	1,007
Accrued other expenses	1,672	2,019
Income taxes payable	94	111

Total Current Liabilities	7,128	9,274
Deferred Income Taxes	67	288

Total Liabilities	7,195	9,562

Stockholders’ Equity:
Share capital	124	124
Additional paid-in capital	27,619	27,135
Retained earnings	31,507	33,238
Accumulated other comprehensive loss	(1,245)	(1,248)

Total stockholders’ equity	58,005	59,249

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$65,200	$68,811

Consolidated Statements of Cash Flows

(in thousands of United States Dollars)

	Nine Months Ended December 31,
	2006	2005
	(Unaudited)	(Unaudited)
Operating activities:
Net loss	$(1,731)	$(3,556)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,092	4,819
Deferred income taxes	(221)	(607)
Loss on disposal/write-off of property, plant and equipment	75	385
Allowance for doubtful accounts	323	24
Non-cash share-based compensation	484	—
Gain on disposal of a subsidiary	—	(2,189)
Changes in operating assets and liabilities:
Accounts receivable	1,573	(764)
Inventories	539	820
Other receivables, deposits and prepayments	(96)	41
Income taxes receivable	—	3
Accounts payable-trade	(1,847)	(1,434)
Accrued payroll, employee benefits and other expenses	(123)	2,647
Income taxes payable	(17)	(30)
Cash held in escrow for terms of sale agreement for disposal of a subsidiary	641	—
Cash held in escrow for funding of certain contingent obligations under existing contracts with senior management	413	(2,501)

Net cash provided by (used in) operating activities	5,105	(2,342)

Investing activities:
Sales proceeds on disposal of a subsidiary	—	2,254
Sales proceeds on disposal of property, plant and equipment	—	15
Acquisition of property, plant and equipment	(3,794)	(3,335)
Decrease (Increase) in deposits for acquisition of property, plant and equipment	100	(19)

Net cash used in investing activities	(3,694)	(1,085)

Net increase (decrease) in cash and cash equivalents	1,411	(3,427)
Cash and cash equivalents at beginning of period	17,441	22,301
Effects of exchange rate changes on cash and cash equivalents	3	(19)

Cash and cash equivalents at end of period	$18,855	$18,855

Supplemental cash flow information:
Cash paid during the period
Income taxes	21	105